As filed with the Securities and Exchange Commission on March 14, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SKULLCANDY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	56-2362196
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1441 West Ute Boulevard, Suite 250

Park City, Utah 84098

(Address of Principal Executive Offices including Zip Code)

Skullcandy, Inc. Nonqualified Inducement Stock Option Grant Notice and Stock Option Agreement

(Full Title of the Plan)

Patrick Grosso Vice President, Strategic Initiatives and Corporate Affairs, Chief Legal Officer Skullcandy, Inc. 1441 West Ute Boulevard, Suite 250 Park City, Utah 84098 (435) 940-1545	Copy To: B. Shayne Kennedy Regina Schlatter Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626 (714) 540-1235

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $0.0001 par value per share:	219,820	$5.15	$1,132,073	$146.00

(1)	The Registrant previously registered on a Form S-8 (Reg. No. 333-188532) filed with the Securities and Exchange Commission on May 10, 2013, 461,622 shares of its common stock, par value $0.0001 per share (“Common Stock”) (the “Original Registration Statement”). The Original Registration statement reported that it related to 150,943 shares of Common Stock issuable upon exercise of certain options to purchase shares of Common Stock (“Options”) and 310,679 shares issuable upon settlement of certain restricted stock units (“RSUs”) granted to Hoby Darling in connection with hiring him as the Registrant’s President and Chief Executive Officer. Due to an administrative error, the number of awards issued to Mr. Darling differed from that reported in the Original Registration Statement. Mr. Darling was actually granted 77,669 RSUs and 603,773 Options, for a total of 681,442 shares of Common Stock issuable to Mr. Darling. The Original Registration Statement is thus deemed to cover the shares of Common Stock issuable under all of the 77,669 RSUs and upon the exercise of 383,953 Options. This Registration Statement on Form S-8 is being filed to register the remaining 219,820 shares of Common Stock issuable upon exercise of the Options granted to Mr. Darling. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable pursuant to the anti-dilution provisions of the Skullcandy, Inc. Nonqualified Inducement Stock Option Grant Notice and Stock Option Agreement in connection with any stock splits, stock dividends, or similar transactions.
(2)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the exercise price of $5.15 per share of the Options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

The Registrant previously registered on a Form S-8 (Reg. No. 333-188532) filed with the SEC on May 10, 2013 (the “Original Registration Statement”), 461,622 shares of its common stock, par value $0.0001 per share (“Common Stock”) relating to shares of Common Stock issuable upon exercise of certain options to purchase shares of Common Stock (“Options”) granted to Hoby Darling, the Registrant’s President and Chief Executive Officer, pursuant to the Skullcandy, Inc. Nonqualified Inducement Stock Option Grant Notice and Stock Option Agreement and settlement of certain restricted stock units (“RSUs”) granted to Mr. Darling pursuant to the Skullcandy, Inc. Inducement Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement.

Due to an administrative error, the Original Registration Statement reported that the Compensation Committee of the Company’s Board of Directors approved a grant to Mr. Darling of 310,679 RSUs and an option to purchase 150,943 shares of Company common stock on May 8, 2013, with an aggregate value of $2,000,000 comprised of approximately $1,600,000 in value of RSUs and $400,000 of options. The actual grant approved by the Compensation Committee and contemplated by Mr. Darling’s employment letter had an aggregate value of $2,000,000, but was comprised of approximately $400,000 in value of RSUs and 1,600,000 in value of options. Therefore, Mr. Darling’s actual grant consisted of 77,669 RSUs, measured based on the closing stock price of the Common Stock on NASDAQ on May 8, 2013, and an option to purchase 603,773 shares of Common Stock, measured based on a Black-Scholes value of such options on May 8, 2013.

The Original Registration Statement is deemed to cover the shares of Common Stock issuable under all of the 77,669 RSUs and upon the exercise of 383,953 Options granted to Mr. Darling. This Registration Statement on Form S-8 is being filed to register the remaining 219,820 shares of Common Stock issuable upon exercise of the Options. The contents of the Original Registration Statement are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

Item 8.	Exhibits.

See Index to Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on this 14th day of March, 2014.

SKULLCANDY, INC.

By:	/s/ Hoby Darling
Hoby Darling
President and Chief Executive Officer, Director
(Principal Executive Officer)

By:	/s/ Jason Hodell
Jason Hodell
Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Jason Hodell and Patrick Grosso with full power of substitution and full power to act as his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title

/s/ Hoby Darling	President, Chief Executive Officer and Director
Hoby Darling

/s/ Jason Hodell	Chief Financial Officer (Principal Accounting and Financial Officer)
Jason Hodell

/s/ Doug Collier	Director
Doug Collier

/s/ Rick Alden	Director
Rick Alden

/s/ Jay Brown	Director
Jay Brown

/s/ Jeff Kearl	Director
Jeff Kearl

/s/ Scott Olivet	Director
Scott Olivet

/s/ Heidi O’Neill	Director
Heidi O’Neill

/s/ Greg Warnock	Director
Greg Warnock

INDEX TO EXHIBITS

Exhibit No.	Description of Document

5.1	Opinion of Patrick Grosso

23.1	Consent of Patrick Grosso (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature page to this registration statement)